Exhibit 5

Esquire Consulting, Inc.
949 Alandele Avenue
Los Angeles, California 90036
Tel:  (949) 903-1903
Fax: (440) 848-6345

April 16, 2010

Board of Directors
SN Strategies Corp.
1077 Balboa Avenue
Laguna Beach, CA 92651

Re: Post-Effective Amendment No. 1 to Form SB-2 on Form S-1

As counsel to SN Strategies Corp., a Nevada corporation (the “Company”), I have participated in the preparation of the Company’s Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of  977,361 shares of the Company’s $.001 par value common stock owned by the selling shareholders.

As counsel to the Company, I have examined such corporate records, certificates and other Company documents, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the shares of the Company’s common stock owned by the selling shareholders have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company. I hereby consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

Esquire Consulting, Inc.

/s/ Lan Nguyen
Lan Nguyen, Esq.
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